QuickLinks -- Click here to rapidly navigate through this document

FINDER'S AGREEMENT

    This Finder's Agreement (the "Agreement") is entered into as of August 14, 2001, ("Effective Date") between Microvision, Inc., a Washington corporation ("Company"), and Brookehill Capital Partners ("Finder").

RECITALS

    WHEREAS, Finder represents that he will endeavor to introduce the Company to Prospective Investors (as defined in Section 2.2 below) who may be interested in participating in a private placement of the Company's securities (the "Offering"); and

    WHEREAS, the Company desires to engage the services of Finder to provide an introduction to such Prospective Investors in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

    NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

    1.  Engagement.

    1.1   The Company engages Finder to provide services on a non-exclusive basis to assist the Company in identifying Prospective Investors interested in participating in the Offering, and to use his best efforts to introduce Company to such Prospective Investors (the "Services").

    1.2   Finder shall perform the Services in a manner that complies with applicable federal and state securities laws. Finder shall take no action that could limit or otherwise adversely affect the ability of the Company to claim an exemption from the registration or qualification requirements of applicable securities laws with respect to the Offering, and in particular will not take any action that could be construed as constituting a general solicitation or general advertising by the Company, as such terms are used in Rule 502 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act").

    2.  Identification of Prospective Investors.

    2.1   In order to coordinate the Company's and Finder's respective efforts during the period of engagement hereunder, Finder will from time to time notify the Company of Prospective Investors that he proposes to contact. Once Finder has identified a Prospective Investor to Company, Finder shall not identify additional Prospective Investors until either (a) the Company advises Finder, at its discretion, that it is not interested in being introduced to the Prospective Investor proposed by Finder, or (b) the Company requests that Finder identify additional Prospective Investors. If the Company informs Finder that it is interested in being introduced to a Prospective Investor, Finder will introduce representatives of the Company to the Prospective Investor. Finder will not make any contact with a Prospective Investor unless such contact is expressly approved by the Company.

    2.2   For purposes of this Agreement, "Prospective Investors" shall mean "accredited investors," as such term is defined in Rule 501 of Regulation D under the Securities Act, who are introduced to the Company by Finder at the Company's request. Prospective Investors shall not include any persons who are current shareholders, officers, directors, consultants or employees of the Company or their respective family members, nor any person who has previously expressed an interest in participating in the Offering, directly or indirectly, such that the Company is already aware of such interest.

    3.  Annual Report and Other Documents.  The Company will furnish Finder from time to time at Finder's request with copies of the Company's 2001 annual report to shareholders and its quarterly and other periodic reports filed with the Securities and Exchange Commission.

    4.  Compensation; Expenses.

    4.1   In the event that Finder's efforts result in one or more Prospective Investors participating in the Offering, and provided that the gross proceeds to the Company in the Offering are not less than $15.0 million (the "Proceeds"), the Company shall, upon the closing of the Offering pay to Finder a cash fee equal to seven percent (7%) of the cash invested in the Offering by the Prospective Investors.

    4.2   The Company shall reimburse Finder in accordance with the Company's travel expense policy for reasonable travel and entertainment expenses incurred on Company business in connection with performance of the Services, including but not limited to reimbursement for mileage, airfare, hotel, meals and such other non-travel and entertainment expenses as may be approved in advance by the Company.

    5.  Term and Termination.

    5.1   This Agreement shall commence on the Effective Date and shall remain in effect for six months thereafter. This Agreement will not be subject to any implied or automatic renewals, and any relationship between the parties after the term hereof will be the subject of a new agreement. The parties may extend the term or any subsequent term of this Agreement by executing a separate written agreement of extension.

    5.2   Either party may terminate this Agreement for any reason or for no reason upon five days written notice to the other party. In addition, this Agreement shall terminate automatically upon Finder's death or disability.

    5.3   The Company may terminate this Agreement without any additional obligation of any kind if Finder breaches a material obligation hereunder, which breach remains uncured by Finder for five days after receipt by Finder of notice from the Company asserting such breach.

    5.4   Except if this Agreement is terminated pursuant to Section 5.3 hereof, Finder shall be entitled to payment for all properly documented reimbursable expenses incurred by him up to the date of termination and to the cash fee specified in Section 4.1 related to Prospective Investors who were referred by Finder prior to the date of termination and who participate in the Offering.

    6.  Confidentiality.

    6.1   Finder acknowledges and agrees that during the term of this Agreement, it may receive, learn or have access to confidential information belonging to the Company (the "Confidential Information"). Confidential Information includes any and all proprietary information disclosed or made available by the Company to Finder in any form, whether now existing or hereafter created, including without limitation all trade secrets, know-how, information systems, technology, data, computer programs, processes, methods, operational procedures, plans, marketing and customer information, vendors, personnel, financing and business information, strategies or results, and other information of a similar nature that is not generally disclosed by the Company to the public. Confidential Information shall not include any information that (i) is proven by written evidence to have been in Finder's possession prior to disclosure by the Company; (ii) is received by Finder from a third party having the right to disclose such information; (iii) is or hereafter becomes public knowledge through no act or fault of Finder; or (iv) is proven by written evidence to have been independently developed by Finder without access to the Confidential Information.

    6.2   Finder agrees to keep the Company's Confidential Information in strict confidence and not to disclose it to any person, nor use the same for any purpose other than performance hereunder.

Finder shall advise all employees with access to the Company's Confidential Information of their obligations with respect thereto. Notwithstanding the foregoing, Finder shall be and remain liable and responsible for the confidentiality obligations of his employees. In addition to the foregoing, Finder shall protect and safeguard the Company's Confidential Information by using the same degree of care, but no less than a commercially reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Company's Confidential Information as Finder uses to protect his own most confidential or proprietary information of a like nature.

    6.3   Finder acknowledges and agrees that the foregoing terms and conditions are reasonable and necessary for the protection of the Company's Confidential Information and to prevent damage or loss to the Company. Finder further agrees that any breach or threatened breach of such provisions will cause the Company irreparable harm for which there is no adequate remedy at law. Therefore, Finder agrees that the Company shall be entitled, in addition to any other available remedies, to injunctive or other equitable relief to require specific performance or to prevent a breach of the foregoing confidentiality provisions, without posting bond, or by posting bond of the lowest amount required by law. The provisions of this Section 6 shall survive the expiration or termination of this Agreement.

    7.  Indemnification.  Finder shall indemnify and hold the Company and its affiliates, directors, officers, agents, and employees (each an "Indemnified Party") harmless from and against any losses, claims, damages, or liabilities, or actions in respect thereof (each, a "Loss"), related to or arising out of Finder's engagement under this Agreement, and will reimburse the Indemnified Parties for all expenses (including attorneys' fees and court costs) as they are incurred by any such Indemnified Party in connection with investigating, preparing, or defending any such action or claim, whether or not in connection with pending or threatened litigation to which the Company is a party; provided, that Finder will not be responsible for any Loss that is finally determined to have resulted primarily and directly from Company's willful misconduct. Finder also agrees that the Indemnified Parties shall not have any liability to Finder for or in connection with Finder's engagement (other than the payment of fees in accordance with Section 4 hereof) except for any such liability for a Loss incurred by the Finder that results from an Indemnified Party's willful misconduct. The foregoing indemnification shall be in addition to any rights that an Indemnified Party may have at common law or otherwise. The provisions of this Section 7 shall survive the expiration or termination of this Agreement.

    8.  Expenses.  Except for the expenses included in the fees in Section 4 above, the Company shall not be liable for any retainer, costs, expenses or other charges incurred by Finder or third parties at the request of Finder.

    9.  Independent Contractor.  The Company and Finder agree that Finder shall perform services hereunder as an independent contractor and that Finder shall retain control over and responsibility for his own operations and personnel, if any. Nothing herein shall create any partnership, agency, employment or similar relationship between the parties. Finder will not, by reason of this Agreement, be entitled to participate in workers' compensation, retirement, insurance or any benefit under any Company benefit or other employee plan. The Company will not withhold or pay any income or payroll taxes on behalf of Finder. Neither party, nor their principals or employees, shall have authority to contract in the name of or bind the other, except as expressly agreed to in writing by the parties.

    10.  Governing Law.  This Agreement shall be governed by the laws of the State of Washington, without giving effect to its conflicts of law rules. Jurisdiction and venue for any action or proceeding hereunder shall lie in the state and federal courts located in Seattle, Washington. The parties expressly agree that all claims in respect of any such action or proceeding may be heard and determined in any such court and Finder waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

    12.  Notices.  All notices, requests, and other communications hereunder shall be deemed to be duly given if hand delivered or sent by overnight courier with guaranteed next day delivery, by confirmed facsimile transmission, or by U.S. mail, postage prepaid, return receipt requested, addressed to the other party at the address as set forth below:

To the Company:	Microvision, Inc. Attn: Chief Financial Officer 19910 North Creek Parkway Bothell, WA 98011-3008 Fax: (425) 481-1625
To Finder:	Brookehill Capital Partners 1221 Post Road East Westport, Connecticut Fax: (203) 341-9364

Any notice or other communication hereunder shall be effective upon actual delivery. Either party may change the address or facsimile number to which notices for such party shall be addressed by providing notice of such change to the other party in the manner set forth in this Section 12.

    13.  Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

    14.  Waiver.  No waiver of any term or condition of this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement, by law or otherwise afforded, will be cumulative and not alternative.

    15.  No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

    16.  Survival.  The provisions of Sections 6, 7, 10, 12, and 17 hereof shall survive expiration or termination of this Agreement.

    17.  Attorneys' Fees.  If any legal action, arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which a party may be entitled, including those incurred on appeal or in bankruptcy proceedings.

    18.  Entire Agreement.  This Agreement, including Annex A hereto, contain the entire agreement of the parties relating to the subject matter hereof. This Agreement shall terminate and supersede any prior written or oral agreements or understandings between the parties regarding the subject matter hereof. Any amendments or modifications to this Agreement must be in writing and executed by the party against whom enforcement is sought.

    19.  Successors and Assigns.  Finder acknowledges that the services to be rendered are unique and may not be assigned by Finder without the prior written consent of the Company. This Agreement will inure to the benefit of and be binding upon the parties and their permitted assigns and successors.

    20.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

    IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the Effective Date.

FINDER:	COMPANY:
BROOKEHILL CAPITAL PARTNERS	MICROVISION, INC.
By: /s/ Walter S Grossman	By: /s/ Richard A. Raisig
Name: Walter S Grossman	Name: Richard A. Raisig
Its: Chariman	Its: Chief Financial Officer

QuickLinks

FINDER'S AGREEMENT